SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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DYNAMIC RESPONSE GROUP, INC.
(Name of Registrant As Specified In Charter)

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DYNAMIC RESPONSE GROUP, INC.

4770 Biscayne Boulevard, Suite 780

Miami, Florida 33137

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

To our Shareholders:

The accompanying Information Statement is being furnished to the shareholders of DYNAMIC RESPONSE GROUP, INC., a Florida corporation (the “Company,” “we” or “us”) in lieu of a special meeting. The Board of Directors is not soliciting your proxy and you are requested not to send us a proxy. The purpose of this Information Statement is to notify you of actions approved by written consent of the Board and by shareholders holding a majority of the voting power of the Company to effect an amendment to the Company’s Articles of Incorporation to increase its authorized common stock from 100,000,000 shares to 250,000,000 shares and to increase its preferred stock from 10,000,000 shares to 50,000,000 shares.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED

NOT TO SEND A PROXY.

THIS IS NOT A NOTICE OF A MEETING OF SHAREHOLDERS AND NO

SHAREHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER

DESCRIBED HEREIN.

The foregoing actions will become effective no earlier than 20 calendar days after this Information Statement is sent or given to all persons who were holders of record of the Company’s common stock on January 6, 2009. This Information Statement is first being mailed to shareholders on or about January     , 2009. It is for informational purposes only and explains the foregoing actions.

The accompanying Information Statement also serves as the notice required by Section 607.0704 of the Florida Business Corporation Act of the taking of corporate action without a meeting by less than unanimous written consent of the Company’s shareholders.

For the Board of Directors of Dynamic Response Group, Inc.

Melissa K. Rice, Director	Reno R. Rolle, Director

APPENDIX A:        Articles of Amendment to the Articles of Incorporation

ABOUT THIS INFORMATION STATEMENT

THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY

THE BOARD OF DIRECTORS OF DYNAMIC RESPONSE GROUP, INC.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE

REQUESTED NOT TO SEND US A PROXY

General

This Information Statement has been filed with the Securities and Exchange Commission and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended, to the holders of the common stock of DYNAMIC RESPONSE GROUP, INC., a Florida corporation (the “Company”) to notify our shareholders that on January 6, 2009, the Company received written consents in lieu of a meeting from the holders of voting control of an aggregate of 54% of the voting capital stock of the Company. The written consents of the shareholders holding a majority of the voting power of the Company authorizes the Company’s Board of Directors to amend the Company’s Articles of Incorporation to increase its authorized shares of common stock from 100,000,000 to 250,000,000 shares and its preferred stock from 10,000,000 shares to 50,000,000 shares.

The Company is distributing this Information Statement on or about January __, 2009 to its shareholders in full satisfaction of any notice requirements it may have under the Florida Business Corporation Act. No additional action will be undertaken by the Company with respect to the receipt of the written consents, and no dissenters’ rights under the Florida Business Corporation Act are afforded to the Company’s shareholders as a result of the adoption of the proposal.

This Information Statement has been prepared by management, and the entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

Record Date

The close of business on January 6, 2009, has been fixed by the Board of Directors as the record date for purposes of determining the shareholders of record who are entitled to receive notice of the amendment of the Articles of Incorporation.

Voting and Voting Requirements

We are not seeking consent, authorizations or proxies from you. On January 5, 2009, the Board of Directors of the Company approved the proposal to increase the Company’s authorized capital subject to shareholder approval. As of January 2, 2009, there were 90,572,270 shares of common stock issued and outstanding and entitled to one vote each on the proposal and 8,300,749 shares of Series A preferred stock issued and outstanding with each share of Series A preferred stock having 12 votes per share and entitled to vote together with the common stockholders on the proposal. The majority shareholders, consisting of three shareholders holding voting control of an aggregate of 54% of the voting capital stock of the Company voted in favor of the proposal by written consents, effective January 6, 2009.

Proposals in Lieu of an Annual Meeting

Section 607.0704 of the Florida Business Corporation Act and our Bylaws provide that, unless otherwise provided in the Company’s Articles of Incorporation, action required or permitted to be taken at a meeting of shareholders may be taken without a meeting and without a vote if the action is taken by holders of outstanding stock having not less than the minimum number of votes that would have been necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

The shareholders holding a majority of the voting power of the voting capital stock of the Company approved the action by written consent in lieu of a meeting on January 6, 2009, in accordance with the Florida Business Corporation Act and our Bylaws. If the proposal had not been adopted by written consent in lieu of a meeting by the holders of a majority of our voting capital stock, the proposal would have been required to be considered by the Company’s shareholders at a special or annual shareholders’ meeting convened for the specific purpose of approving the proposal. In order to eliminate the costs and management’s time involved in holding an annual meeting and in order to effect or ratify the proposal as early as possible in order to accomplish the purposes of the Company as hereafter described, the Board of Directors of the Company voted to use the written consents of the shareholders holding a majority of the voting power of the Company.

Delivery of Documents to Security Holders with Shares Held In Brokerage Accounts

We request brokers, custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Company’s common stock and we will reimburse such holders for their reasonable expenses in connection therewith. Additional copies of this Information Statement may be obtained at no charge from our transfer agent, Transfer Online, Inc., 317 S.W. Alder Street, 2nd Floor, Portland, Oregon 97204, Phone: (503) 227-2950 or Fax: (503) 227-6874.

Delivery of Documents to Security Holders Sharing an Address

One Information Statement will be delivered to multiple shareholders sharing an address unless we receive contrary instructions from one or more of the shareholders sharing such address. Upon receipt of such oral or written notice, we will undertake to promptly deliver a separate copy of this Information Statement to the shareholder at the shared address to which a single copy of the Information Statement was delivered and provide instructions as to how the shareholder can notify us that the shareholder wishes to receive a separate copy of this Information Statement or other communications to the shareholder in the future. Shareholders sharing an address that are currently receiving multiple Information Statements may also request delivery of a single copy by providing notice to the Company. In the event a shareholder desires to provide us with notice regarding delivery preferences, the shareholder may do so by contacting our Office Manager at (305) 576-6889, or by mail to 4770 Biscayne Boulevard, Suite 780, Miami, Florida 33137, Attention: Office Manager.

Effective Date of Proposal

The Company anticipates that the proposal will become effective on or after January     , 2009, being 20 calendar days after this Information Statement is sent or given to all persons who were holders of record of the Company’s common stock on January 6, 2009.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Management and Beneficial Owners

The following table contains information regarding beneficial ownership of our common stock as of January 2, 2009 held by persons known by the Company who beneficially own or control more than 5% of the Company’s outstanding common stock, its directors, named executive officers, and all of its directors and officers as a group; and beneficial ownership of our preferred stock. Except as otherwise indicated, the address of each party is c/o Dynamic Response Group, Inc., 4770 Biscayne Boulevard, Suite 780, Miami, Florida 33137.

Management believes that all persons named in the table have sole voting and investment power with respect to all shares of our common and preferred stock beneficially owned or controlled by them. A person is deemed to be the beneficial owner of securities that can be acquired by such a person within 60 days from January 2, 2009, upon exercise of options, warrants or convertible securities. Each beneficial owner’s percentage of ownership is determined by assuming that convertible securities that are held by such a person (but not those held by any other person) and are exercisable within 60 days from the date hereof (unless otherwise indicated below) have been exercised or converted.

The information below is based upon a list of shareholders as of January 2, 2009 holding 90,572,270 shares of common stock and 8,300,749 shares of preferred stock. At that date, approximately 59% of Dynamic Response Group’s outstanding shares of common stock were held by CEDE & Co., which is accounted for as a single shareholder of record for multiple beneficial common stock owners. CEDE & Co. is a nominee of the Depository Trust Company, with respect to securities deposited by participants with the Depository Trust Company, e.g., mutual funds, brokerage firms, banks, and other financial organizations.

	COMMON STOCK			SERIES A PREFERRED STOCK
Name and Address of Beneficial Owner	No. Common Shares Beneficially Owned	Percent Ownership of Common Issued and Outstanding		No. Series A Preferred Shares Beneficially Owned	Percent Ownership of Series A Preferred Issued and Outstanding (1)
Melissa K. Rice (1)(2)(3)	167,500	*		4,452,333	53.64%
Patrice Kawas (1)(4)	—	—		3,848,416	46.36%
Reno R. Rolle (5)	2,425,000	2.68%
C. Michael Graub (6)	4,750,000	5.24%

officers and directors as a group (2 individuals)	2,592,500	2.86%	officers and directors as a group (1 individual)	8,300,749	53.64%

*	less than 1%

(1)	Each share of Series A preferred stock carries twelve votes on matters submitted to shareholders for voting purposes and is convertible into twelve shares of the Company’s common stock at such time as the Company files an amendment to its articles of incorporation to increase its authorized capital.

(2)	Does not include 53,427,996 shares of common stock Ms. Rice is entitled to receive upon conversion of Series A preferred stock.

(3)	Ms. Rice, our Chief Executive Officer and a director of the Company, received 4,077,333 shares of Series A preferred stock as full and complete satisfaction of accrued compensation and advances (including interest) made to the Company in the aggregate amount of $244,640; and 375,000 shares as consideration for the business plan and concept of Medico Express.

(4)	Does not include 46,180,992 shares of common Ms. Kawas is entitled to receive upon conversion of Series A preferred stock. Ms. Kawas, an employee of the Company, received 3,848,416 shares of Series A preferred stock, as full and complete satisfaction for accrued compensation in the amount of $230,905.

(5)	Mr. Rolle became a director of the Company on December 3, 2008 and is entitled to receive 750,000 shares of common stock annually as compensation for his services as director. Mr. Rolle, as a 33.5% partner of Synergy I.P. Group, LLC, is also entitled to receive an aggregate of 1,675,000 options to purchase common stock of the Company pursuant a May 2008 manufacturing and marketing agreement between Synergy I.P. Group, LLC and the Company. Of the 1,675,000 options, 335,000 options vested in May 2008 and may be exercised at $0.05 per share; 670,000 options vest upon satisfaction of performance benchmarks in connection with manufacturing and marketing agreement at an exercise price of $0.12 per shares; and the balance of 670,000 options vest upon satisfaction of further performance benchmarks at an exercise price of $0.25 per share. As of the date of this Information Statement, neither Synergy nor Mr. Rolle have exercised any options. Mr. Rolle disclaims beneficial ownership in and to the aggregate 3,325,000 options that may be acquired by the other partners of Synergy.

(6)	5750 Glen Eagles Drive, W. Bloomfield, MI 48323-2202

Voting Control of Majority Shareholders

The following table sets forth the voting power of management and owners of our common and Series A preferred stock that voted in favor of increasing the Company’s authorized capital. The following is based upon a list of shareholders as of January 2, 2009 holding 90,572,270 shares of common stock and 8,300,749 shares of preferred stock. Each share of common stock carries one vote. Each share of Series A preferred stock carries twelve votes and is convertible into twelve shares of the Company’s common stock (an aggregate of 99,608,988 shares) at such time as the Company files an amendment to its articles of incorporation to increase its authorized capital.

Name and Address of Beneficial Owner	No. Votes	Percent Voting Control (Series A Preferred and Common Voting Together)
Melissa K. Rice (1)	53,595,496	28.18%
Patrice Kawas (2)	46,180,992	24.28%
Reno R. Rolle	2,425,000	1.28%

officers and directors as a group (2 individuals)	56,020,496	29.46%

(1)	Includes 167,500 shares of common stock owned directly by Ms. Rice and 53,427,996 shares of common stock underlying 4,452,333 shares of Series A preferred stock which carry twelve votes on matters submitted to shareholders.

(2)	Consists of shares of common stock underlying 3,848,416 shares of Series A preferred stock which carry twelve votes on matters submitted to shareholders.

(3)	Consists of 750,000 shares of common stock Mr. Rolle is entitled to receive as compensation for his services as director and shares underlying options Mr. Rolle is entitled to receive as a 33.5% partner of Synergy I.P. Group, LLC, pursuant to a May 2008 manufacturing and marketing agreement between Synergy I.P. Group, LLC and the Company.

Changes in Control of Registrant

On December 10, 2008, the Company authorized the issuance of an aggregate of 8,300,749 shares of its Series A preferred stock to an employee and to Melissa K. Rice, the Company’s Chief Executive Officer and a director of the Company. Each share of the Series A preferred stock carries twelve votes on matters submitted to shareholders for voting purposes and is convertible into twelve shares of the Company’s common stock at such time as the Company files an amendment to its articles of incorporation to increase its authorized capital and make available a sufficient number of authorized but unissued and unreserved shares of common stock to permit all then outstanding shares of Series A preferred stock to be converted.

Of the 8.3 million shares of Series A preferred stock, 3,848,416 were issued to Patrice Kawas, an employee of the Company, upon conversion of accrued compensation in the amount of $230,905. Of the balance, 4,077,333 shares were issued to Melissa K. Rice in exchange for advances (including interest) made to the Company and accrued compensation pursuant to her employment agreement in the aggregate amount of $244,640, and 375,000 shares were issued as partial consideration for the Company’s acquisition of the Medico business plan and concept as disclosed in our Current Report on Form 8-K filed with the SEC on December 12, 2008. The obligations were converted at a ratio of $0.005 per share of underlying common stock as determined by the Board of Directors of the Company. As part of its determination of the conversion ratio, the Board considered the current lack of liquidity in the trading of the Company’s common stock.

As a result of acquiring the Series A preferred stock, and in addition to her previously acquired common stock, Ms. Rice has voting control of approximately 28.18% of our voting capital stock. As a result of acquiring shares of the Series A preferred stock, Ms. Kawas has voting control of approximately 24.28% of our voting capital stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and officers and persons owning more than ten percent of the Company’s equity securities, to file with the SEC an initial report of ownership of the Company’s common stock on Form 3 and reports of changes of ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms that they file. Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to the Company under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended, during the fiscal year ended December 31, 2007 and the interim period ended September 30, 2008, and Forms 5 and amendments thereto furnished to the Company with respect to the fiscal year ended December 31, 2007, as well as any written representation from a reporting person that no Form 5 is required, management is not aware of any person that failed to file on a timely basis, as disclosed in the aforementioned Forms, reports required by Section 16(a) of the Securities Exchange Act of 1934 during the fiscal year ended December 31, 2007 and the interim period ended September 30, 2008, other than indicated below:

Melissa K. Rice, our Chief Executive Officer and director, filed two late Forms 4 each on July 17, 2008, related to common stock acquired and disposed of by her between February 15, 2007 and March 11, 2008 and between March 12, 2008 and July 11, 2008, respectively. Ms. Rice filed an amended Form 4 on December 18, 2008 to disclose the gifting of an aggregate of 1,500,000 shares in May 2008, which gifts were inadvertently omitted from the initial Form 4 filings in July 2008.

Joseph I. Emas, a director that resigned in October 2008, should have filed a Form 3 for stock acquired 2008 as compensation for board service in 2007 and 2008; however, as of the date of this Information Statement, Mr. Emas has not filed a Form 3 with the SEC nor has he advised the Company of his intentions to do so.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this Information Statement.

Name	Age	Position	Date Appointed
Melissa K. Rice	48	Chief Executive Officer, Director	04/07
Reno R. Rolle	48	Director	12/08

Melissa K. Rice has served as a director and our Chief Executive Officer since April 2007. She has an extensive background in business and is also licensed to practice law in Florida. Ms. Rice has been practicing attorney specializing in securities regulations and corporate transactions, assisting emerging companies in debt and equity financing, as well as providing general corporate governance advice to emerging companies since October 2000. Ms. Rice earned a Bachelor of Science degree in Marketing from the University of Tampa, a Juris Doctor degree from Stetson School of Law in St. Petersburg, Florida and a Masters of Business Administration from Stetson University in Deland, Florida.

Reno R. Rolle was appointed director of the Company in December 2008 to fill the board seat vacated by Joseph I. Emas who resigned in October 2008. Mr. Rolle is the CEO of Red Rock Pictures, Inc., quoted on the Over the Counter Bulletin Board under the symbol “RRPH.OB”, President of Synergy I.P. Group, LLC and inventor of the “Spin Fryer” a product currently licensed by Synergy I.P. Group, LLC to the Company for manufacturing, marketing and distribution. Pursuant to the terms of the May 2008 manufacturing and marketing agreement, in exchange for the exclusive rights to manufacture and market the “Spin Fryer”, the Company agreed to compensate Synergy I.P. Group, LLC in cash based on a percentage of sales, and options to purchase up to 5,000,000 shares of the Company’s common stock upon meeting certain performance benchmarks. Mr. Rolle was previously CEO for Shop America USA which specialized in direct response television and infomercial marketing. Mr. Rolle was also a founding principal of the National Lampoon Acquisition Group, LLC an investment group that acquired the “National Lampoon” brand. Mr. Rolle founded National Lampoon Home Entertainment in 2002 to produce and distribute National Lampoon branded DVDs. Between 1997 and 2001 Mr. Rolle was the co-founder, Chairman and CEO of Synergy Worldwide, Inc., a product engineering, design and marketing company. From 1994 to 1997 Mr. Rolle was a co-founder of HSN Direct, a direct response television joint venture with Home Shopping Network, Inc.

There is no family relationship between any of the officers and directors or between any of the officers, directors and the Company. Except as disclosed on page 11 under “Certain Relationships and Related Transactions”, there are no business relationships between any of the officers and directors and the Company. Management is not aware of any material proceedings to which any director or officer of the Company is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Executive Compensation

The following table shows all compensation paid by the Company, as well as certain other compensation paid or accrued, during the fiscal year ended December 31, 2007 and the interim period ended September 30, 2008, to the Company’s sole named executive officer.

SUMMARY COMPENSATION TABLE

Name/Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards ($)	Options ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Melissa K. Rice Chief Executive Officer	2007	$225,000	(1)	$270,200	(2)(3)	-0-	-0-	-0-	-0-	$10,800	(4)	$506,000
	2008 (through 9/30/08)	$192,375	(5)	-0-		-0-	-0-	-0-	-0-	$15,336	(6)	$207,711

(1)	On April 27, 2007, the Company entered into an executive employment agreement with Melissa K. Rice for a period of three years and renewable for an additional two-year term, and then automatically renewable for an additional one-year period, unless terminated by either party. Under the agreement, Ms. Rice receives an annual base salary of $225,000 or such greater amount as may be determined by the Company’s Board of Directors and is entitled to receive additional bonus compensation on an annual basis.

(2)	Upon execution of Ms. Rice’s employment agreement in April 2007, Ms. Rice received 650,000 shares of the Company’s common stock as a signing bonus, valued at $178,750 or $0.275 per share based on the average high and low bids of the Company’s common stock during the second quarter of 2007, as reported in the Company’s 10-K for the period ended December 31, 2007.

(3)	On May 27, 2008, our Board of Directors authorized the issuance of 1,100,000 shares of restricted common stock to Ms. Rice as bonus earned during the fiscal year ended December 31, 2007 and 1,757,813 shares of common stock in lieu of a cash bonus of $56,250 earned by Ms. Rice during the year ended December 31, 2007. The shares were authorized at $0.03 per share which amount is based on 80% of the average 30 day closing price of the Company’s common stock prior to May 23, 2008; however the shares, while authorized, have not been issued to Ms. Rice.

(4)	Ms. Rice is entitled to receive payment of expenses in connection with her services as Chief Executive Officer. In 2007, Ms. Rice received a monthly cell phone allowance along with compensation for other general expenses of approximately $700 per month.

(5)	This amount is salary earned through September 30, 2008. On May 27, 2008, our Board of Directors authorized a 14% performance and cost of living increase to Ms. Rice’s salary in accordance with the terms of her employment agreement. As of September 30, 2008, Ms. Rice had received $156,135 and had deferred $36,240 of her salary until December 10, 2008, when Ms. Rice agreed to accept shares of Series A preferred stock of the Company for in full payment of accrued and unpaid salary along with repayment of principal and accrued interest due on an advance to the Company.

(6)	Ms. Rice receives a monthly cell phone allowance along with compensation for other general expenses of approximately $700 per month. This amount also includes amounts paid to Ms. Rice for reimbursement for health insurance.

Outstanding Equity Awards At Fiscal Year End

None.

Stock Option Grants In The Past Fiscal Year

None.

Independence of the Board

The Company is quoted on the OTC Bulletin Board inter-dealer quotation system, which does not require director independence requirements. However, for purposes of determining director independence, we have applied the definitions set forth in NASDAQ Rule 4200(a)(15) which states, generally, that a director is not considered to be independent if he or she is, or at any time during the past three years was an employee of the Company; or if he or she (or his or her family member) accepted compensation from the Company in excess of $120,000 during any twelve month period within the three years preceding the determination of independence. Accordingly, we consider Mr. Rolle to be an independent director.

Committees of the Board of Directors

We have not established any committees of the Board of Directors nor adopted a nominating, audit or compensation committee charter. Management, and specifically, Ms. Rice as our Principal Financial Officer, is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The Company’s independent auditing firm is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards. Neither Ms. Rice nor Mr. Rolle qualifies as a financial expert nor are they professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent auditor, nor can the Board of Directors certify that the independent auditor is “independent” under applicable rules.

The Board of Directors periodically meets to discuss and deliberate on issues surrounding the terms and conditions of executive officer compensation, including base salaries, bonuses, awards of stock options and reimbursement of certain business related costs and expenses. In determining the compensation of the Company’s executive officers, the Board of Directors takes into account all factors which it considers relevant, including business conditions, in general, and in the Company’s line of business during the year in light of such conditions, the market compensation for executives of similar background and experience, the performance of the Company, in general, and the performance of the specific executive officer under consideration, including the business area of the Company for which such executive officer is responsible. The Board of Directors also believes that granting stock options provides an additional incentive to executive officers to continue in the service of the Company and gives them an interest similar to shareholders in the success of the Company. In the future, the Board of Directors intends to make use of stock options, along with other traditional salary and bonus components of executive compensation packages, to provide incentives to attract and maintain qualified executive officers.

Ms. Rice is a director and our Chief Executive Officer and serves as our interim Principal Financial Officer of the Company. As a result, Ms. Rice discusses and participates in deliberations of the Board of Directors on matters relating to the terms of her executive compensation. In this regard, a director whose executive compensation is voted upon by the Board of Directors must abstain from such vote.

Compensation Of Directors

Members of the Company’s Board of Directors are entitled to receive 750,000 shares of our common stock, per annum, as compensation for serving on our Board and are reimbursed for all out of pocket expenses incurred in connection with the attendance at any Board meeting or in connection with any services they provide for and on behalf of the Company. The following table provides a summary of compensation paid to our directors during the year ended December 31, 2007 and during the interim period ended September 30, 2008:

Name	Year	Fees earned or paid in cash ($)	Stock awards ($)		Option awards ($)	Non-equity incentive plan compensation ($)	Change in pension value and nonqualified deferred compensation earnings	All other compensation ($)	Total ($)
Melissa K. Rice(1)	2007	-0-	$29,250	(1)	-0-	-0-	-0-	-0-	$29,250
	2008 (through 9/30/08)	-0-	$29,250	(2)	-0-	-0-	-0-	-0-	$29,250
Reno R. Rolle(3)	2007	-0-	-0-		-0-	-0-	-0-	-0-	-0-
	2008 (through 9/30/08)	-0-	-0-		-0-	-0-	-0-	-0-	-0-
Joseph I. Emas	2007	-0-	$29,250	(4)	-0-	-0-	-0-	-0-	$29,250
	2008 (through 9/30/08)	-0-	-0-		-0-	-0-	-0-	-0-	-0-

(1)	750,000 shares of common stock for services as director during 2007 which shares were issued on April 10, 2008 at a value of $0.039 per share being the 30 day average closing price of the Company’s common stock on the OTCBB prior to April 10, 2008.

(2)	750,000 shares of common stock for services as director during 2008 which shares were issued on April 10, 2008 at a value of $0.039 per share being the 30 day average closing price of the Company’s common stock on the OTCBB prior to April 10, 2008.

(3)	Mr. Rolle became a director in December 2008 and is entitled to receive 750,000 shares of common stock for services as director during 2008, which shares have not been issued.

(4)	Mr. Emas resigned as director in October 2008. Mr. Emas received 750,000 shares of common stock for services as director during 2007, which shares were issued on April 10, 2008 at a value of $0.039 per share being the 30 day average closing price of the Company’s common stock on the OTCBB prior to April 10, 2008.

Certain Relationships and Related Transactions

On December 8, 2008, our Board of Directors ratified the formation of a subsidiary and acquisition of a business plan and concept known as “Medico Direct” that was developed separately and distinctly from the business and operations of the Company by Melissa K. Rice, our Chief Executive Officer and a director of the Company, prior to her employment with the Company. As consideration in lieu of cash, the Company agreed to issue (i) 4,500,000 shares of common stock of the Company or shares of preferred stock convertible into such number of shares; and (ii) 2,000,000 shares of preferred stock of the subsidiary which upon conversion will be equal to 20% of the issued and outstanding common stock of the subsidiary, on a fully diluted basis, to Ms. Rice and other parties for services rendered in connection with the development of the concept and Medico business plan and concept prior to the Company’s acquisition. As the majority shareholder of the subsidiary, the Company has appointed Ms. Rice to serve as the initial director and president of Medico. On December 10, 2008, the Company authorized the issuance of 375,000 shares of its Series A preferred stock to Ms. Rice. Each share of the Series A preferred stock carries twelve votes on matters submitted to shareholders for voting purposes and is convertible into twelve shares, or 4,500,000 shares of the Company’s common stock at such time as the Company files an amendment to its articles of incorporation to increase its authorized capital sufficient to permit the conversion of all 8,300,749 shares of the issued and outstanding shares of Series A preferred stock.

On December 10, 2008, the Company authorized the issuance of 3,848,416 shares of its Series A preferred stock to Patrice Kawas, an employee of the Company, in exchange for conversion of accrued compensation in the amount of $230,905. Each share of the Series A preferred stock carries twelve votes on matters submitted to shareholders for voting purposes and is convertible into twelve shares, or 46,180,992 shares of the Company’s common stock at such time as the Company files an amendment to its articles of incorporation to increase its authorized capital sufficient to permit the conversion of all 8,300,749 shares of the issued and outstanding shares of Series A preferred stock.

Mr. Rolle is the President and 33.5% partner of Synergy I.P. Group, LLC (“Synergy”). In May 2008, the Company entered into an licensing agreement with Synergy to manufacture, market and distribute the “Spin Fryer”. In exchange for the exclusive rights to manufacture and market the “Spin Fryer”, the Company agreed to compensate Synergy in cash based on a percentage of sales, and options to purchase up to 5,000,000 shares of the Company’s common stock upon meeting certain performance benchmarks. Mr. Rolle, as 33.5% partner of Synergy, is entitled to receive an aggregate of 1,675,000 options to purchase common stock of the Company of which 335,000 options vested in May 2008 and may be exercised at $0.05 per share; 670,000 options vest upon satisfaction of performance benchmarks in connection with manufacturing and marketing agreement at an exercise price of $0.12 per shares; and the balance of 670,000 options vest upon satisfaction of further performance benchmarks at an exercise price of $0.25 per share. As of the date of this Information Statement, neither Synergy nor Mr. Rolle have exercised any options.

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews all relationships and transactions in which the Company and its directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Although the Company has not implemented a formal process, the Board is responsible for obtaining information from the directors and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the Company or a related person has a direct or indirect material interest in the transaction and determining the fairness of such transaction.

Interests of Certain Persons in or to Opposition to Matters Acted Upon

Except as otherwise disclosed herein, none of our directors or our executive officer, and no affiliate of any of our officers or executive officer has any substantial interest, direct or indirect, including ownership of shares or otherwise, in any matter to be acted upon.

PROPOSAL TO AMEND ARTICLES OF INCORPORATION TO INCREASE IN AUTHORIZED STOCK

By written consents, effective January 6, 2009, the holders of a majority of our voting capital stock, approved an amendment to our articles of incorporation to increase our authorized shares of common stock from 100,000,000 shares to 250,000,000 shares and our preferred shares from 10,000,000 to 50,000,000. The form of Amendment to the Articles of Incorporation is attached as Exhibit A to this Information Statement.

Current Capitalization

Common Stock

We currently have authorized 100,000,000 shares of common stock, of which 90,572,270 shares were issued and outstanding to approximately 454 shareholders as of January 2, 2009. Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders and do not have cumulative voting rights. We have not paid, nor declared, any cash dividends since inception and do not intend to declare any such dividends in the foreseeable future. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate that any cash dividends will be paid in the foreseeable future. Upon liquidation, dissolution or winding up of the Company, holders of common stock will be entitled to share ratably in all of our assets that are legally available for distribution, after payment of all debts and other liabilities and the liquidation preference of any outstanding preferred stock. The holders of our common stock have no preemptive, subscription, redemption or conversion rights. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred stock

We have 10,000,000 shares as preferred stock that our Board is authorized to issue in series and, by filing a certificate pursuant to the applicable law of Florida, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholders. Of the 10,000,000 shares authorized, 8,300,750 shares have been designated as Series A preferred stock. Each share of the Series A preferred stock carries twelve votes on matters submitted to shareholders for voting purposes and is convertible into twelve shares of the Company’s common stock at such time as the Company files an amendment to its articles of incorporation to increase its authorized capital and make available a sufficient number of authorized but unissued and unreserved shares of common stock to permit all then outstanding shares of Series A preferred stock to be converted. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the shareholders and may adversely affect the voting and other rights of the holders of common stock.

Securities Authorized for Issuance under Equity Compensation Plans

No shares are reserved and no awards are currently issued or outstanding under our 2004, 2007 and 2008 equity compensation plans (collectively, the “Plans”) as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2004 Plan	25,000,000	-0-	-0-
Equity compensation plans not approved by security holders:
2007 Plan	6,800,000	-0-	-0-
2008 Plan	5,000,000	-0-	-0-

TOTAL	36,800,000	-0-	-0-

Reasons for the Amendment

The Company has a limited number of authorized, but unissued shares of its common and preferred stock available for issuance. The additional shares of authorized stock provided for in the amendment may be used by the Company, from time to time, as the need may arise, to issue securities in connection with (i) future opportunities for expanding the Company’s business through investments or acquisitions; (ii) equity financing; (iii) awards to employees and affiliates under the Company’s equity compensation plans; and (iv) for other purposes the Board of Directors may determine to be appropriate and in furtherance of the business objectives of the Company. Authorized but unissued shares of common and preferred stock may be issued at such times, for such purposes and for such consideration as the Board of Directors may determine to be appropriate without further authority from the Company’s shareholders, except as otherwise required by the Florida Business Corporation Act.

Effect of Increase to Authorized Capital

The recapitalization will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership interests in us or proportionate voting power, unless and until additional shares of capital stock authorized through the amendment are issued. The recapitalization will have the following effects upon the shares of our common stock outstanding and the number of authorized and unissued shares of our common stock:

•	The number of shares of common stock owned by each shareholder will remain the same;

•

The number of shares of common stock we are authorized to issue will increase from 100,000,000 shares to 250,000,000 shares and the number of shares of preferred stock we are authorized to issue will increase to from 10,000,000 shares to 50,000,000 shares;

•	The par value of the common stock will remain the same.

No Rights of Appraisal

Under the laws of Florida, the Company’s shareholders are not entitled to appraisal rights with respect to the amendment, and the Company will not independently provide its shareholders with any such right.

Certain Federal Income Tax Consequences

The Company believes that there are no federal income tax consequences to holders of common stock as a result of the amendment. However, the Company’s beliefs regarding the tax consequence of the amendment are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above. This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. Shareholders are urged to consult their own tax advisors with respect to the Federal, State and local tax consequences of the amendment.

Approval of the Amendment to Increase Authorized Capital

The close of business on January 6, 2009 has been fixed by the Board of Directors as the record date for purposes of determining the shareholders of record who are entitled to receive notice of the amendment of the Articles of Incorporation.

On January 5, 2009, the Company’s Board of Directors unanimously approved the proposed amendment to the Articles of Incorporation to increase the number of authorized shares of the Company’s common and preferred stock and recommended that such proposal be submitted for shareholder approval. Adoption of the amendment to the Articles of Incorporation requires the approval of the Company’s shareholders holding not less than a majority of the Company’s issued and outstanding common stock. As of January 2, 2009, there were 90,572,270 shares of common stock and 99,608,988 shares of common stock underlying 8,300,749 shares of Series A preferred stock issued and outstanding and entitled to vote on the proposal, each share of common being entitled to a single vote.

Section 607.0704 of the Florida Business Corporation Act and our Bylaws provide that, unless otherwise provided in the Company’s Articles of Incorporation, action required or permitted to be taken at a meeting of shareholders may be taken without a meeting and without a vote if the action is taken by holders of outstanding stock having not less than the minimum number of votes that would have been necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Rather than holding a meeting of its shareholders to vote on the amendment to the Articles of Incorporation and in accordance with the Florida Business Corporation Act and our Bylaws, the Company obtained the approval of three shareholders holding voting control of 54% of the Company’s voting capital, by written consent in lieu of a meeting, effective January 6, 2009.

If the proposal had not been adopted by written consent in lieu of a meeting by the shareholders holding a majority of the voting power of the Company, the proposal would have been required to be considered by the Company’s shareholders at a special or annual shareholders’ meeting convened for the specific purpose of approving the proposal. In order to eliminate the costs and management’s time involved in holding a special meeting and in order to effect or ratify the proposal as early as possible in order to accomplish the purposes of the Company as described herein, the Board of Directors of the Company voted to use the written consent of the shareholders holding a majority of the voting power of the Company.

In accordance with Rule 14c-2 under the Securities Exchange Act of 1934, the actions recommended by the directors and approved by written consent by the shareholders holding a majority of the voting power of the Company, will not take effect any earlier than 20 calendar days after the date on which this Information Statement is sent or given to all persons who were holders of record of the Company’s issued and outstanding common stock on the record date. The increase to our authorized capital will become effective upon filing an amendment to the Articles of Incorporation with the State of Florida.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this Act, we file periodic reports, documents and other information with the SEC relating to the our business, financial statements and other matters. These reports and other information may be inspected and are available for copying at the offices of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Our SEC filings are also available to the public from the SEC’s website at http://www.sec.gov. Our website is intended to provide an inactive, textual reference only. Information on our website is not part of this Information Statement.

By Order of the Board of Directors

/s/ Melissa K. Rice
Melissa K. Rice, Chief Executive Officer

APPENDIX A

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION

OF

DYNAMIC RESPONSE GROUP, INC.

Pursuant to Section 607.1006 of the Florida Business Corporation Act, the undersigned, being the President of DYNAMIC RESPONSE GROUP, INC., a Florida corporation (the “Corporation”), bearing Document Number P06000071097, does hereby submit these Articles of Amendment for the purpose of amending the Corporation’s Articles of Incorporation as follows:

FIRST: Article V of the Corporation’s Articles of Incorporation shall be amended as follows:

ARTICLE IV

The maximum number of shares that this Corporation shall be authorized to issue and have outstanding at any one time shall be (i) Two Hundred Fifty Million (250,000,000) shares of common stock (the “Common Stock”) and Fifty Million (50,000,000) shares of preferred stock (the “Preferred Stock”), and further, the Board of Directors of the Company is authorized, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

SECOND: The foregoing amendments were adopted on December 29, 2008 pursuant to unanimous written consent of the Board of Directors and consent of the holders of a majority of the voting capital stock of the Corporation. Therefore, the number of votes cast for the Amendment to the Corporation’s Articles of Incorporation was sufficient for approval.

IN WITNESS WHEREOF, the undersigned, as the duly authorized officer of DYNAMIC RESPONSE GROUP, INC., has executed these Articles of Amendment to the Articles of Incorporation this                     , 2009.

Melissa K. Rice, Chief Executive Officer

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